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Exhibit 21.1

EXHIBIT 21.1

SUBSIDIARIES OF XYRATEX

Subsidiary	Jurisdiction of Incorporation
Xyratex Technology Limited	United Kingdom
Xyratex International Inc.	California, United States
Xyratex (Malaysia) Sdn Bhd	Malaysia

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  Exhibit 21.1
EXHIBIT 21.1 SUBSIDIARIES OF XYRATEX